Exhibit 10.1

CEPHALON, INC.

ADVISORY SERVICES AGREEMENT AND RELEASE

THIS ADVISORY SERVICES AGREEMENT (the “Agreement”), is entered into as of February 8, 2008, by and between Cephalon, Inc., a Delaware corporation (the “Company”), and John E. Osborn (“Advisor”).

WHEREAS, Advisor has been a good and valuable employee of the Company since March 17, 1997;

WHEREAS, Advisor has served as chief legal officer of the Company since 1998, and in that capacity has been responsible for managing all legal matters and strategies, including matters related to intellectual property and litigation;

WHEREAS, Advisor is currently Executive Vice President, General Counsel and Secretary of the Company, and in that capacity is a party to an Executive Severance Agreement, dated July 25, 2002, by and between Advisor and the Company (the “Severance Agreement”);

WHEREAS, Advisor intends to resign his position as Executive Vice President, General Counsel and Secretary of the Company, effective March 31, 2008.

WHEREAS, the Company recognizes that Advisor’s unique knowledge and insight concerning the Company’s legal and policy matters is valuable to the Company and the Company wishes to obtain the continued services of Advisor in connection with such legal and policy matters, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, the Company and Advisor hereby agree as follows:

1.     Term.  The term of this Agreement shall begin on April 1, 2008 (the “Effective Date”) and shall continue until March 31, 2011, unless terminated prior thereto pursuant to Paragraph 7 below (the “Term”).

2.     Conditions.  Advisor understands and agrees that this Agreement will not become effective unless Advisor resigns his position as Executive Vice President, General Counsel and Secretary of the Company, and thereby terminates his employment with the Company, on March 31, 2008.  Advisor also agrees that at such time he will also resign as an officer and/or director of any subsidiary of the Company.  Advisor further understands and agrees that this Agreement will not become effective unless and until Advisor executes, and does not revoke, the Company’s standard written release, a copy of which is attached hereto as Schedule 1 (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Advisor’s employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Advisor participated and under which Advisor has accrued or become entitled to a benefit) or the termination thereof.  Advisor further understands and agrees that as a condition to the effectiveness of this Agreement, Advisor hereby waives all of his rights and privileges under the Severance Agreement and both the Company and Advisor hereby agree that the Severance Agreement shall terminate and be of no further force and effect as of March 31, 2008.

3.     Services to be Provided.  During the Term of this Agreement, Advisor shall work with and provide such advice, including legal advice, and support to the Company’s outside counsel, in-house counsel and Company executives as the Company may reasonably request in connection with legal and policy matters, including litigation, intellectual property and regulatory matters, as well as assistance in the transition to Advisor’s replacement as General Counsel (the “Services”).   Advisor shall be subject to the direction of the Chairman and Chief Executive Officer (“CEO”) of the Company or such person as the CEO may reasonably designate, including the new General Counsel once hired.  Advisor shall perform such other reasonable advisory services as shall be mutually agreed upon by Advisor and the CEO, or the CEO’s delegate, from time to time.  The Company contemplates, and Advisor acknowledges, that the Services to be rendered by Advisor during the first twelve months of the Term may be substantial.  Advisor shall perform the Services at any one of the Company’s locations or at other places as may be mutually convenient and agreed upon by Advisor and the Company.

4.     Compensation; No Benefits.

(a)     Compensation.  The Company shall pay Advisor one million nine hundred thousand dollars (US $1,900,000) on October 1, 2008 and one hundred thousand dollars (US $100,000) on each of April 1, 2009 and April 1, 2010.  The payment of nine hundred fifty thousand dollars (US $950,000) of the October 1, 2008 payment (the “Waiver Compensation”) is expressly conditioned on Advisor’s executing this Agreement, thereby waiving his rights under the Severance Agreement pursuant to Paragraph 2 above.

(b)    Equity Awards.  Notwithstanding anything in any agreement to the contrary and as a condition for the Company to enter into this Agreement, Advisor hereby agrees that all of Advisor’s outstanding equity awards that are not vested as of March 31, 2008 shall terminate and Advisor shall have no further rights with respect to such nonvested awards.

(c)     Expenses.  The Company shall reimburse Advisor for all reasonable business and pre-approved traveling expenses incurred by Advisor in connection with the performance of the Services in accordance with the Company’s expense reimbursement policies in effect from time to time.

(d)    No Benefits.  Advisor acknowledges that for purposes of this Agreement and any and all Services to be provided hereunder, he shall not be an employee of Company and will not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit or executive compensation plan, including, without limitation by way of specification, employee insurance, pension, savings, medical, healthcare, fringe benefit, stock option, equity compensation, deferred compensation and bonus plans (collectively, the “Company Plans”).  If Advisor’s status is ultimately re-characterized by a third party to constitute employee status, Advisor shall not be eligible to participate in or receive any benefit or right as a Company employee under any Company Plan unless and until the Company consents to such eligibility.

5.     Independent Contractor; Performance.  For purposes of this Agreement and all Services to be provided hereunder, Advisor shall not be considered a partner, co-venturer, agent, employee, or representative of the Company, but shall remain in all respects an independent contractor, and neither party shall have any right or authority to make or undertake any promise, warranty or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party.  Advisor shall perform all Services in a professional manner, consistent with industry standards and the Company’s goals and ethical standards.  Notwithstanding anything in this Paragraph 5, the Company’s board of directors (the “Board”) or a committee thereof shall designate Advisor an “authorized representative” of the Company under Section VII of the Company’s bylaws, effective on the Effective Date, for purposes of Advisor’s eligibility to obtain reimbursement of legal fees and indemnification by the Company, such reimbursement and indemnification shall be subject to the terms and conditions of the Company’s relevant policies.

6.     Tax Obligations.  The Company will report the Waiver Compensation paid on October 1, 2008 on Form W-2 and shall effect the applicable withholding on such compensation.  Except as otherwise provided in this Paragraph 6, Advisor shall be responsible for all income taxes, employment taxes and workers’ compensation insurance associated with the compensation received under this Agreement and agrees that the Company will not withhold or pay any of the foregoing in connection with Advisor’s Services to the Company hereunder.

7.     Termination.  Notwithstanding the provisions of Paragraph 1, the Company may terminate this Agreement at any time during the Term upon written notice to Advisor (“Early Termination”), if the Services are not being performed.  In the event of an Early Termination by the Company, the Company shall not be responsible for any portion of any compensation payments due to be paid to Advisor under Paragraph 4 after the date of notice of such Early Termination, except the Waiver Compensation, which shall nevertheless be paid as scheduled under Paragraph 4.  Within five days after an Early Termination by the Company, Advisor shall deliver to the Company all work product resulting from the performance of the Services.

8.     Restrictive Covenants.

(a)     Confidentiality.  Advisor shall remain subject to the terms and conditions of his Employee Confidentiality Agreement, a copy of which is attached hereto as Schedule 2, which Agreement shall continue in full force and effect during the Term of this Agreement and thereafter.

(b)    Non-Competition.  During the Term of this Agreement, and for a period of one year thereafter, except with the written consent of the Company, Advisor shall not directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, stockholder, advisor, consultant, investor or otherwise with, or use or permit his name to be used in connection with, any person, business or enterprise which directly or indirectly engages in (i) the development of compounds, or (ii) the sale or marketing of products, that in either case directly compete with the Company’s compounds or products (the “Company’s Business”), or which partners or serves as a joint venturer with the Company in connection with the Company’s Business.  Notwithstanding anything set forth herein, nothing shall be construed so as to prevent Advisor from consulting with or working for any of the leading research-based brand name pharmaceuticals or biotechnology companies.  The foregoing restrictions shall not be construed to prohibit Advisor’s ownership of less than five percent of any class of securities of any corporation that is engaged in any of the foregoing businesses and has a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, provided that such ownership represents a passive investment and that neither Advisor nor any group pf persons including Advisor in any way either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Advisor’s rights as a stockholder, or seeks to do any of the foregoing.

(c)     Non-Solicitation.  During the Term of this Agreement, and for a period of one (1) year thereafter, Advisor will not:

(i)          except with the prior written consent of the Company, directly or indirectly solicit, entice or induce any customer, including any customer that was a customer of the Company at any time during the preceding six months, to become a customer of any other person, firm or corporation with respect to the Company’s Business or to cease doing business with the Company or its subsidiaries or affiliates, and Advisor will not approach any such person, firm or corporation for such purpose or authorize or knowingly approve, encourage or assist the taking of such actions by any other person, firm or corporation; or

(ii)         directly or indirectly solicit, recruit or hire any part-time or full-time employee, representative or advisor of the Company or its subsidiaries or affiliates, or any person who was an employee, representative or advisor of the Company or its subsidiaries or affiliates at any time during the preceding six months, to work for a third party other than the Company or its subsidiaries or affiliates or engage in any activity that would cause any employee, representative or advisor to violate any agreement with the Company or its subsidiaries or affiliates.

(d)    Return of Property.  Upon termination of  this Agreement, Advisor shall deliver to the person designated by the Company all originals and copies of all documents and property of the Company in Advisor’s possession, under Advisor’s control or to which Advisor may have access, including but not limited to, any office, computing or communications equipment (e.g., laptop computer, facsimile machine, printer, cellular phone, etc.) that he has had or has been using, and any business or business-related files that he has had in his possession.  Advisor will not reproduce or appropriate for Advisor’s own use, or for the use of others, any Proprietary Information (as defined in the Employee Confidentiality Agreement), and shall use reasonable efforts to remove from any personal computing or communications equipment all such Proprietary Information relating to the Company.

(e)     Non-Disparagement.  Advisor agrees that Advisor shall not disparage the Company, its subsidiaries and parents, and their respective officers, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, or make any public statement reflecting negatively on the Company, its subsidiaries and parents, and their respective officers, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, to third parties, including, but not limited to, any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement, except as may otherwise be required by applicable law or compelled by process of law.  The Company agrees that it, and its subsidiaries, shall not, and shall request their respective officers and directors, investors and its and their respective successors and assigns, not to, make any disparaging or negative remarks, either oral or in writing, regarding Advisor.

(f)     Insider Trading.  Notwithstanding Advisor’s status as an independent contractor as of and following the Effective Date, Advisor acknowledges and agrees that he will remain subject to and abide by the Company’s Policy Statement on Securities Trading, until such time as he is no longer aware of any material nonpublic information concerning the Company.

(g)    Disclosure.  Advisor acknowledges that the Company intends to publicly disclose the existence and material terms of this Agreement, and file a copy of this Agreement, as required by the rules and regulations of the U.S. Securities and Exchange Commission.  Furthermore, Advisor has reviewed and approved the form of press release set forth in Schedule 3 attached hereto.

(h)    Third Party Information.  Advisor recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information (“Third Party Information”) and to use such information only for certain limited purposes.  Advisor agrees at all times during the Term of this Agreement and thereafter, to hold in strictest confidence any and all Third Party Information he has received or will receive, and not to use such information, except in connection with Advisor’s performance of the Services, or to disclose to any person or entity such information, except as necessary in performing the Services, consistent with the Company’s agreement with such third party.

(i)      Enforcement.  If, at the enforcement of Paragraphs 8(a) through (d), a court holds that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope reasonable under the circumstances shall be substituted for the stated duration or scope, and that the court shall be permitted to revise the restrictions contained in this Paragraph 8 to cover the maximum duration or scope permitted by law.

(j)      Survival.  The provisions of this Paragraph 8 shall survive the Term of this Agreement.

9.     No Conflicting Agreements; Non-Exclusive Engagement.

(a)     No Conflicting Agreements.  Advisor represents that Advisor is not a party to any existing agreement that would prevent Advisor from entering into and performing this Agreement.  Advisor will not enter into any other agreement that is in conflict with Advisor’s obligations under this Agreement.  Subject to the foregoing, Advisor may from time to time act as an advisor or consultant to, perform professional services for, or enter into agreements similar to this Agreement with other persons or entities without the necessity of obtaining approval from the Company.

(b)    Non-Exclusive Engagement.  The Company may from time to time (i) engage other persons and entities to act as advisors or consultants to the Company and perform services for the Company, including services that are similar to the

Services, and (ii) enter into agreements similar to this Agreement with other persons or entities, in all cases without the necessity of obtaining approval from Advisor.

10.   Equitable Relief.  Advisor agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Paragraph 8 of this Agreement.  Accordingly, Advisor agrees that if Advisor breaches any of such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction, without the necessity of posting a bond or other security, restraining such breach or threatened breach and to specific performance of any such provision of this Agreement

11.   Entire Agreement, Amendment and Assignment.  This Agreement is the sole agreement between Advisor and the Company with respect to the Services to be performed hereunder and it supersedes all prior agreements and understandings with respect thereto, whether oral or written.  No modification to any provision of this Agreement shall be binding unless in writing and signed by both Advisor and the Company.  No waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Advisor hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Advisor.

12.   Governing Law.  This Agreement shall be governed by and interpreted in accordance with laws of the Commonwealth of Pennsylvania, without giving effect to any conflict of laws provisions.

13.   Notices.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, sent by facsimile or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Cephalon, Inc.
41 Moores Road
Frazer, PA 19355
Attention: Chairman and CEO
(610)	—	(facsimile)

With a copy to:

Morgan, Lewis and Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attn: I. Lee Falk, Esq.
(215) 963-5001 (facsimile)

If to Advisor, to the most recent address on file with the Company or to such other names or addresses as the Company or Advisor, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Paragraph 13.

14.   Counterparts.  This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Advisor and the Company.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

15.   Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

16.   Social Security Number.  Advisor certifies that he has provided the Company with his true and correct Social Security Number.  Advisor acknowledges that Company will rely upon the foregoing certification in filing certain documents and instruments required by law in connection with this Agreement including, without limitation, Form 1099 (or any successor form) under the Internal Revenue Code of 1986, as amended (the “Code”).

17.   Section 409A.  The Company and Advisor agree that termination of the Advisor’s employment as of March 31, 2008 constitutes a “separation from service” (within the meaning of section 409A of the Code) as of such date.  All payments and reimbursements provided under this Agreement are intended to comply with the applicable provisions of section 409A of the Code and shall be interpreted to avoid any penalty sanctions under section 409A of the Codes.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first above written.

CEPHALON, INC.

By:	/s/ Frank Baldino, Jr.
Name:	Frank Baldino, Jr., Ph.D
Title:	Chairman & Chief Executive Officer

ADVISOR

/s/ John E. Osborn
John E. Osborn